Exhibit 99.1

PRESS RELEASE

CONTACT:
Brian L. Cantrell
Alliance Resource Partners, L.P.
1717 South Boulder Avenue, Suite 400
Tulsa, Oklahoma 74119
FOR IMMEDIATE RELEASE	(918) 295-7673

ALLIANCE RESOURCE PARTNERS, L.P.

Rebound Continued in the Fourth Quarter 2020 with Sequential Increases to Coal Volumes, Revenues, Net Income and EBITDA

TULSA, OKLAHOMA, February 1, 2021 — Alliance Resource Partners, L.P. (NASDAQ: ARLP) today reported improved financial and operating performance for the quarter ended December 31, 2020 (the "2020 Quarter") compared to the quarter ended September 30, 2020 (the "Sequential Quarter").  Increased coal sales and oil & gas royalty revenues drove total consolidated revenues higher by 3.1% to $366.5 million compared to the Sequential Quarter.  Higher revenues led to increased net income and EBITDA, which rose 28.8% to $35.0 million and 2.1% to $121.4 million, respectively, each compared to the Sequential Quarter.  (Unless otherwise noted, all references in the text of this release to "net income (loss)" refer to "net income (loss) attributable to ARLP."  For a definition of EBITDA and related reconciliation to the comparable GAAP financial measure, please see the end of this release.)

Total revenues in the 2020 Quarter were 19.2% lower compared to the quarter ended December 31, 2019 (the "2019 Quarter"), reflecting the impacts of reduced global energy demand resulting from the COVID-19 pandemic.  Lower revenues were more than offset by ARLP’s expense reduction initiatives implemented during 2020 in response to the pandemic, leading to a 35.6% increase in net income for the 2020 Quarter compared to the 2019 Quarter.  EBITDA declined by 3.8% compared to the 2019 Quarter due to lower oil & gas volumes and prices in the 2020 Quarter.

ARLP’s performance and results for the year ended December 31, 2020 (the "2020 Year") were also impacted by the effects of pandemic-related disruptions.  Compared to the year ended December 31, 2019 (the "2019 Year"), total revenues for the 2020 Year decreased 32.3% to $1.33 billion.  Lower revenues and a non-cash goodwill impairment charge of $132.0 million, partially offset by lower operating expenses, resulted in a net loss of $129.2 million.  This compares to net income of $399.4 million for the 2019 Year, which included a non-cash net gain of $170.0 million related to the AllDale Acquisition.  Excluding the impact of non-cash items, Adjusted net income and Adjusted EBITDA for the 2020 Year decreased to $27.8 million and $386.7 million, respectively, compared to $244.6 million and $599.0 million, respectively, for the 2019 Year.  (For definitions of Adjusted net income and Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.)

"I am extremely proud of ARLP’s performance and accomplishments during the unprecedented turmoil we experienced in 2020," said Joseph W. Craft III, Chairman, President and Chief Executive Officer. "Amid the uncertainties created by the COVID-19 pandemic, ARLP’s operating teams performed heroically to ensure that our essential coal production remained available to our customers to protect the reliability of the life-sustaining, critical infrastructure of the electric grid supporting the communities we serve.  Our coal operations demonstrated their flexibility and resiliency by adjusting production in response to rapidly changing circumstances, all while implementing enhanced health and safety protocols designed to mitigate the impact of the virus.  Despite the disruptions encountered during the year, through their decisive actions our coal mining operations delivered the best safety results in ARLP’s history.”

Mr. Craft added, "Throughout the year, the entire Alliance organization remained laser-focused on protecting our financial position and liquidity by optimizing cash flow, reducing debt and working capital and controlling capital expenditures and expenses, which yielded impressive results.  During 2020, ARLP –

●	Reduced capital expenditures by 60.4% or $184.8 million
●	Reduced operating expenses by 27.2% or $322.4 million
●	Reduced G&A expense by 18.1% or $13.2 million
●	Reduced total debt and finance lease obligations by 24.9% or $197.1 million
●	Reduced working capital by 23.0% or $31.6 million
●	Generated $279.5 million of free cash flow, an increase of 33.7%
●	Increased liquidity by 80.7% or $219.9 million

The sacrifices and tireless efforts of our employees kept ARLP strong during the uncertainties of 2020 and have us well positioned entering 2021."  (For a definition of free cash flow and related reconciliation to the comparable GAAP financial measure, please see the end of this release.)

Financial and Liquidity Update

Our ongoing efforts to optimize cash flows, reduce working capital requirements and strictly control capital expenditures and expenses continue to yield positive benefits.  During the 2020 Quarter, ARLP generated free cash flow of $90.6 million, reduced debt and finance lease obligations by $67.8 million and increased liquidity by $70.2 million.  We ended 2020 with total leverage of 1.53 times, a 9.5% improvement from the Sequential Quarter, keeping ARLP comfortably in compliance with all debt covenants, including its total leverage covenant of 2.5 times.

As previously announced, the Board of Directors of ARLP's general partner (the "Board") suspended the cash distribution to unitholders for the 2020 Quarter. The Board intends to reassess its distribution policy at its meeting following the quarter ending March 31, 2021.  Future unitholder distributions will be subject to ongoing board review of a number of factors including business and market conditions, ARLP’s future financial and operating performance outlook and other capital allocation priorities.

Operating Results and Analysis

			% Change
	2020 Fourth	2019 Fourth	Quarter /	2020 Third	% Change
(in millions, except per ton and per BOE data)	Quarter	Quarter	Quarter	Quarter	Sequential

Coal Operations

Illinois Basin
Tons sold	5.488	6.687	(17.9)%	5.219	5.2%
Coal sales price per ton (1)	$39.28	$37.84	3.8%	$39.54	(0.7)%
Segment Adjusted EBITDA Expense per ton (2)	$24.93	$26.46	(5.8)%	$23.95	4.1%
Segment Adjusted EBITDA (2)	$79.1	$78.6	0.6%	$81.6	(3.1)%

Appalachia
Tons sold	2.585	2.745	(5.8)%	2.483	4.1%
Coal sales price per ton (1)	$50.29	$54.89	(8.4)%	$52.12	(3.5)%
Segment Adjusted EBITDA Expense per ton (2)	$30.80	$40.35	(23.7)%	$34.82	(11.5)%
Segment Adjusted EBITDA (2)	$50.9	$48.3	5.2%	$43.4	17.3%

Total Coal
Tons sold	8.073	9.432	(14.4)%	7.702	4.8%
Coal sales price per ton (1)	$42.81	$42.95	(0.3)%	$43.59	(1.8)%
Segment Adjusted EBITDA Expense per ton (2)	$27.38	$30.92	(11.4)%	$28.03	(2.3)%
Segment Adjusted EBITDA (2)	$129.8	$129.4	0.3%	$123.8	4.8%

Minerals (3)
Volume - BOE	0.418	0.498	(16.1)%	0.468	(10.7)%
Volume - oil percentage of BOE	48.5%	45.2%	7.3%	49.4%	(1.8)%
Average sales price per BOE (3)	$26.83	$31.11	(13.8)%	$20.71	29.6%
Segment Adjusted EBITDA Expense (2)	$1.26	$1.70	(26.3)%	$0.85	47.8%
Segment Adjusted EBITDA (2)	$10.2	$14.6	(29.7)%	$8.9	15.1%

Consolidated Total (4)
Total revenues	$366.5	$453.3	(19.2)%	$355.7	3.1%
Segment Adjusted EBITDA Expense (2)	$222.3	$293.4	(24.2)%	$216.8	2.5%
Segment Adjusted EBITDA (2)	$140.0	$143.9	(2.7)%	$132.7	5.5%

(1)	Coal sales price per ton is defined as total coal sales divided by total tons sold.
(2)	For definitions of Segment Adjusted EBITDA Expense and Segment Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release. Segment Adjusted EBITDA Expense per ton is defined as Segment Adjusted EBITDA Expense – Coal (as reflected in the reconciliation table at the end of this release) divided by total tons sold.
(3)	Average sales price per BOE is defined as royalty revenues excluding lease bonus revenue divided by total barrels of oil equivalent ("BOE"). BOE for natural gas volumes is calculated on a 6:1 basis (6,000 cubic feet of natural gas to one barrel).
(4)	Total reflects consolidated results, which include our other and corporate category and eliminations in addition to the Illinois Basin, Appalachia and Minerals segments highlighted above.

ARLP’s coal sales volumes increased in both the Illinois Basin and Appalachian regions compared to the Sequential Quarter, leading total coal sales volumes in the 2020 Quarter higher by 4.8% to 8.1 million tons.  Illinois Basin coal sales volumes increased 5.2% on higher volumes at our Hamilton and Warrior mines compared to the Sequential Quarter.  In Appalachia, coal sales volumes increased 4.1% compared to the Sequential Quarter primarily due to higher sales from our MC Mining operation which completed development of its new mine mid-way through the Sequential Quarter.  Compared to the 2019 Quarter, total coal sales volumes decreased 14.4% in the 2020 Quarter primarily due to the impacts of the COVID-19 pandemic and reduced export shipments.  ARLP’s focus on reducing coal inventories and matching production to meet customer requirements resulted in total coal inventory falling to 0.6 million tons at the end of the 2020 Quarter, compared to 1.8 million tons and 1.2 million tons at the end of the 2019 and Sequential Quarters, respectively.

Total coal sales price per ton in the 2020 Quarter fell 1.8% compared to the Sequential Quarter due to a 3.5% reduction in Appalachia as a result of lower price realizations at our Tunnel Ridge operation.  Total coal sales price per ton was relatively unchanged in the 2020 Quarter compared to the 2019 Quarter.  In the Illinois Basin, coal sales price per ton in the 2020 Quarter increased by 3.8% compared to the 2019 Quarter due to improved price realizations at our Hamilton mine.  In Appalachia, price realizations decreased by 8.4% compared to the 2019 Quarter primarily due to weak market conditions and the absence of high-priced metallurgical sales volumes in the 2020 Quarter.

Ongoing expense control initiatives at all operations drove total Segment Adjusted EBITDA Expense per ton in the 2020 Quarter lower compared to both the Sequential and 2019 Quarters, falling by 2.3% and 11.4%, respectively. In Appalachia, Segment Adjusted EBITDA Expense per ton decreased 11.5% compared to the Sequential Quarter due to higher production volumes from our Tunnel Ridge mine, reduced longwall move days and increased recoveries from our MC Mining operation in the 2020 Quarter offset in part by higher inventory cost in the 2020 Quarter.   Segment Adjusted EBITDA Expense per ton in the Illinois Basin increased 4.1% compared to the Sequential Quarter as a result of reduced production volumes in the 2020 Quarter reflecting seasonal differences.  Compared to the 2019 Quarter, reduced expenses per ton in both the Illinois Basin and Appalachian regions drove total Segment Adjusted EBITDA Expense per ton lower by 11.4% in the 2020 Quarter.  In the Illinois Basin, Segment Adjusted EBITDA Expense per ton decreased 5.8% compared to the 2019 Quarter primarily as a result of reduced maintenance expenses per ton, favorable inventory costs, lower materials and supplies expenses per ton, improved recoveries at several mines and the absence of higher cost Gibson North sales in the 2020 Quarter, partially offset by reduced total coal production volumes from the region and higher excise and severance taxes.  In Appalachia, Segment Adjusted EBITDA Expense per ton decreased 23.7% compared to the 2019 Quarter as a result of strong production at our Tunnel Ridge mine, lower maintenance expenses across the region, reduced materials and supplies expenses per ton, lower labor and benefit expenses and the absence of higher cost purchased tons sold.

Continued strengthening of oil & gas prices during the 2020 Quarter led Segment Adjusted EBITDA for our Minerals segment higher by 15.1% to $10.2 million compared to the Sequential Quarter.  Compared to the 2019 Quarter, Segment Adjusted EBITDA declined by 29.7% due to lower sales price realizations per BOE and reduced volumes amid the COVID-19 pandemic.

Outlook

"Entering 2021, we are encouraged by hopes for gradually improving economic recovery as the roll out of vaccines continues," said Mr. Craft.  "Increased economic activity in the U.S. is expected to result in improved energy demand and both our coal and minerals segments should benefit if this occurs.  Increased power generation and a favorable natural gas price curve has coal consumption poised for a potential rebound.  As global economies gradually continue to recover, international coal market conditions are also beginning to improve which could create additional opportunities for U.S. producers.  As we mentioned last quarter, several domestic utilities were recently in the market seeking significant coal supply commitments for multi-year terms. Our marketing team successfully booked commitments for the delivery of approximately 9.9 million tons through 2025.  ARLP currently has contract commitments for approximately 24.1 million tons in 2021 and we are continuing to target total coal sales volumes this year approximately 10.0% above 2020 levels."

Mr. Craft continued, "Higher commodity prices have led to increased permitting, drilling and completion activity across the regions where our oil & gas minerals are located.  It will take time, however, for production from new development to overcome the aggregate decline curve on

ARLP’s existing mineral interests created by the dramatic reduction in drilling and completion rates experienced last year.  Assuming recent strength in oil, natural gas and natural gas liquids pricing is sustained, we currently expect higher year-over-year price realizations in 2021 and a modest increase in the EBITDA contribution from our Minerals segment this year."

In conclusion, Mr. Craft said, "Creating long-term unitholder value is core to ARLP’s business objectives.  A balanced approach to maximize cash flows from existing assets, pursue external growth opportunities, protect our balance sheet and return cash to unitholders are all key to achieving our objective. ARLP is actively evaluating various strategies which we believe have the potential to generate attractive long-term returns and sustainable cash flow growth and we look forward to sharing more details as our plans continue to develop over the next few quarters.

ARLP is providing the following initial guidance for selected items in 2021:

2021 Full Year Guidance

Coal
Volumes (Million Short Tons)
Illinois Basin Sales Tons	20.5 — 21.0
Appalachia Sales Tons	9.7 — 10.2
Total Sales Tons	30.2 — 31.2

Committed & Priced Sales Tons
2021 — Domestic	22.7
2021 — Export	1.4

Per Ton Estimates
Coal Sales Price per ton sold (1)	~ $40.00 — $42.00
Segment Adjusted EBITDA Expense per ton sold (2)	~ $27.50 — $30.00

Minerals
Oil (000 Barrels)	625 — 710
Natural gas (000 MCF)	2,630 — 2,980
Liquids (000 Barrels)	285 — 325
Segment Adjusted EBITDA Expense (% of Minerals Revenue)	~ 12.5%

Consolidated (Millions)
Depreciation, depletion and amortization	$260 — $270
General and administrative - Cash	$50 — $52
General and administrative – Non-cash	$16 — $18
Net interest expense	$42 — $44
Capital expenditures	$120 — $125

(1)	Sales price per ton is defined as total coal sales divided by total tons sold.
(2)	For a definition of Segment Adjusted EBITDA Expense and related reconciliation to the comparable GAAP financial measure please see the end of this release.

A conference call regarding ARLP's 2020 Quarter and Year financial results and 2021 outlook is scheduled for today at 10:00 a.m. Eastern.  To participate in the conference call, dial (877) 506-1589 and request to be connected to the Alliance Resource Partners, L.P. earnings conference call.  Canadian callers should dial (855) 669-9657 and all other international callers should dial (412) 317-5240 and request to be connected to the same call.  Investors may also listen to the call via the "investor information" section of ARLP's website at http://www.arlp.com.

An audio replay of the conference call will be available for approximately one week.  To access the audio replay, dial US Toll Free (877) 344-7529; International Toll (412) 317-0088; Canada Toll Free (855) 669-9658 and request to be connected to replay access code 10151585.

About Alliance Resource Partners, L.P.

ARLP is a diversified natural resource company that generates income from coal production and oil & gas mineral interests located in strategic producing regions across the United States.

ARLP operates seven coal mining complexes in Illinois, Indiana, Kentucky, Maryland and West Virginia.  ARLP also operates a coal loading terminal on the Ohio River at Mount Vernon, Indiana.  ARLP markets its coal production to major domestic and international utilities and industrial users and is currently the second largest coal producer in the eastern United States.

ARLP generates royalty income from mineral interests it owns in premier oil & gas producing regions in the United States, primarily the Permian, Anadarko and Williston basins.

In addition, ARLP also generates income from a variety of other sources.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission ("SEC"), are available at http://www.arlp.com.  For more information, contact the investor relations department of ARLP at (918) 295-7674 or via e-mail at investorrelations@arlp.com.

***

The statements and projections used throughout this release are based on current expectations.  These statements and projections are forward-looking, and actual results may differ materially.  These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release.  We have included more information below regarding business risks that could affect our results.

FORWARD-LOOKING STATEMENTS:  With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results.  Those forward-looking statements include expectations with respect to coal and oil & gas consumption and expected future prices, optimizing cash flows, reducing operating and capital expenditures, preserving liquidity and maintaining financial flexibility, among others.   These risks to our ability to achieve these outcomes include, but are not limited to, the following: the impact of COVID-19 both to the execution of our day to day operations including potential closures, as well as to the pandemic's broader impact on demand for coal, oil and natural gas, the financial condition of our customers and suppliers, available liquidity and credit sources and broader economic disruption that is evolving.  In addition, the actions of the major oil producing countries with respect to oil production and prices may have direct and indirect impacts over the near and long term to our Minerals segment.  These risks compound the ongoing risks to our business, including decline in the coal industry's share of electricity generation, including as a result of environmental concerns related to coal mining and combustion and the cost and perceived benefits of other sources of electricity and fuels, such as oil & gas, nuclear energy, and renewable fuels; changing global economic conditions or in industries in which our customers operate; changes in coal prices and/or oil & gas prices, demand and availability which could affect our operating results and cash flows; changes in competition in domestic and international coal markets and our ability to respond to such changes; potential shut-ins of production by operators of the properties in which we hold mineral interests due to lack of downstream demand or storage capacity; risks associated with the expansion of our operations and properties; our ability to identify and complete acquisitions; dependence on significant customer contracts, including renewing existing contracts upon expiration; adjustments made in price, volume, or terms to existing coal supply agreements; recent action and the possibility of future action on trade made by United States and foreign governments; the effect of new tariffs and other trade measures; legislation, regulations, and court decisions and interpretations thereof, both domestic and foreign, including those relating to the environment and the release of greenhouse gases, mining, miner health and safety, hydraulic fracturing, and health care; deregulation of the electric utility industry or the effects of any adverse change in the coal industry, electric utility industry, or general economic conditions; liquidity constraints, including those resulting from any future unavailability of financing; customer bankruptcies, cancellations or breaches to existing contracts, or other failures to perform; customer delays, failure to take coal under contracts or defaults in making payments; our productivity levels and margins earned on our coal sales; disruptions to oil & gas exploration and production operations at the properties in which we hold mineral interests; changes in raw material costs; changes in the availability of skilled labor; our ability to maintain satisfactory relations with our employees; increases in labor costs including costs of health insurance and taxes resulting from the Affordable Care Act, adverse changes in work rules, or cash payments or projections associated with workers' compensation claims; increases in transportation costs and risk of transportation delays or interruptions; operational interruptions due to geologic, permitting, labor, weather-related or other factors; risks associated with major mine-related accidents, mine fires, mine floods or other interruptions; results of litigation, including claims not yet asserted; foreign currency fluctuations that could adversely affect the competitiveness of our coal abroad; difficulty maintaining our surety bonds for mine reclamation as well as workers' compensation and black lung benefits; difficulty in making accurate assumptions and projections regarding post-mine reclamation as well as pension, black lung benefits, and other post-retirement benefit liabilities; uncertainties in estimating and replacing our coal reserves; uncertainties in estimating and replacing our oil & gas reserves; uncertainties in the amount of oil & gas production due to the level of drilling and completion activity by the operators of our oil & gas properties; the impact of current and potential changes to federal or state tax rules and regulations, including a loss or reduction of benefits from certain tax deductions and credits; difficulty obtaining commercial property insurance, and risks associated with our participation in the commercial insurance property program; evolving cybersecurity risks, such as those involving unauthorized access, denial-of-service attacks, malicious software, data privacy breaches by employees, insiders or others with authorized access, cyber or phishing-attacks, ransomware, malware, social engineering, physical breaches or other actions; and difficulty in making accurate assumptions and projections regarding future revenues and costs associated with equity investments in companies we do not control.

Additional information concerning these and other factors can be found in ARLP's public periodic filings with the SEC, including ARLP's Annual Report on Form 10-K for the year ended December 31, 2019, filed on February 20, 2020 and ARLP's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, filed on May 8, 2020, August 6, 2020 and November 5, 2020, respectively, with the SEC.  Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019

Tons Sold	8,073	9,432	28,212	39,289
Tons Produced	7,444	8,551	26,990	39,981
Mineral Interest Volumes (BOE)	418	498	1,792	1,611

SALES AND OPERATING REVENUES:
Coal sales	$345,582	$405,111	$1,232,272	$1,762,442
Oil & gas royalties	11,194	15,481	42,912	51,735
Transportation revenues	4,407	16,611	21,129	99,503
Other revenues	5,330	16,135	31,816	48,040
Total revenues	366,513	453,338	1,328,129	1,961,720

EXPENSES:
Operating expenses (excluding depreciation, depletion and amortization)	222,123	286,845	859,656	1,182,100
Transportation expenses	4,407	16,611	21,129	99,503
Outside coal purchases	—	7,447	—	23,357
General and administrative	18,675	17,779	59,806	72,997
Depreciation, depletion and amortization	75,725	88,675	313,387	309,075
Asset impairments	—	—	24,977	15,190
Goodwill impairment	—	—	132,026	—
Total operating expenses	320,930	417,357	1,410,981	1,702,222

INCOME (LOSS) FROM OPERATIONS	45,583	35,981	(82,852)	259,498

Interest expense, net	(10,702)	(12,044)	(45,613)	(45,875)
Interest income	23	58	135	379
Equity method investment income	257	670	907	2,203
Equity securities income	—	—	—	12,906
Acquisition gain	—	—	—	177,043
Other income (expense)	(137)	931	(1,593)	561
INCOME (LOSS) BEFORE INCOME TAXES	35,024	25,596	(129,016)	406,715

INCOME TAX EXPENSE (BENEFIT)	(76)	(341)	35	(211)

NET INCOME (LOSS)	35,100	25,937	(129,051)	406,926

LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	(72)	(105)	(169)	(7,512)

NET INCOME (LOSS) ATTRIBUTABLE TO ARLP	$35,028	$25,832	$(129,220)	$399,414

EARNINGS PER LIMITED PARTNER UNIT - BASIC AND DILUTED	$0.27	$0.20	$(1.02)	$3.07

WEIGHTED-AVERAGE NUMBER OF UNITS OUTSTANDING – BASIC AND DILUTED	127,195,219	127,538,211	127,164,659	128,116,670

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

(Unaudited)

	December 31,
	2020	2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$55,574	$36,482
Trade receivables	104,579	161,679
Other receivables	3,481	256
Inventories, net	56,407	101,305
Advance royalties	4,168	1,844
Prepaid expenses and other assets	21,565	18,019
Total current assets	245,774	319,585
PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment, at cost	3,554,090	3,684,008
Less accumulated depreciation, depletion and amortization	(1,753,845)	(1,675,022)
Total property, plant and equipment, net	1,800,245	2,008,986
OTHER ASSETS:
Advance royalties	56,791	52,057
Equity method investments	27,268	28,529
Goodwill	4,373	136,399
Operating lease right-of-use assets	15,004	17,660
Other long-term assets	16,561	23,478
Total other assets	119,997	258,123
TOTAL ASSETS	$2,166,016	$2,586,694

LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
Accounts payable	$47,511	$80,566
Accrued taxes other than income taxes	25,054	15,768
Accrued payroll and related expenses	28,524	36,575
Accrued interest	5,132	5,664
Workers' compensation and pneumoconiosis benefits	10,646	11,175
Current finance lease obligations	766	8,368
Current operating lease obligations	1,854	3,251
Other current liabilities	21,919	21,062
Current maturities, long-term debt, net	73,199	13,157
Total current liabilities	214,605	195,586
LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities, net	519,421	768,194
Pneumoconiosis benefits	105,068	94,389
Accrued pension benefit	46,965	44,858
Workers' compensation	47,521	45,503
Asset retirement obligations	121,487	133,018
Long-term finance lease obligations	1,458	2,224
Long-term operating lease obligations	13,078	14,316
Other liabilities	24,146	23,182
Total long-term liabilities	879,144	1,125,684
Total liabilities	1,093,749	1,321,270

PARTNERS' CAPITAL:
ARLP Partners' Capital:
Limited Partners - Common Unitholders 127,195,219 and 126,915,597 units outstanding, respectively	1,148,565	1,331,482
Accumulated other comprehensive loss	(87,674)	(77,993)
Total ARLP Partners' Capital	1,060,891	1,253,489
Noncontrolling interest	11,376	11,935
Total Partners' Capital	1,072,267	1,265,424
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$2,166,016	$2,586,694

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Year Ended
	December 31,
	2020	2019

CASH FLOWS FROM OPERATING ACTIVITIES:	$400,645	$514,895

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(121,101)	(305,858)
Decrease in accounts payable and accrued liabilities	(8,773)	(81)
Proceeds from sale of property, plant and equipment	3,762	1,266
Distributions received from investments in excess of cumulative earnings	988	2,501
Payments for acquisitions of businesses, net of cash acquired	—	(320,232)
Cash received from redemption of equity securities	—	134,288
Net cash used in investing activities	(125,124)	(488,116)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under securitization facility	46,100	184,500
Payments under securitization facility	(64,000)	(202,700)
Proceeds from equipment financings	14,705	63,086
Payments on equipment financings	(14,805)	(2,607)
Borrowings under revolving credit facilities	70,000	400,000
Payments under revolving credit facilities	(237,500)	(320,000)
Payments on finance lease obligations	(8,368)	(46,725)
Payment of debt issuance costs	(6,280)	—
Payments for purchases of units under unit repurchase program	—	(22,892)
Payments for taxes related to net settlement of issuance of units in deferred compensation plans	(1,310)	(7,817)
Cash settlement of grants under deferred compensation plan	(2,490)	—
Distributions paid to Partners	(51,753)	(278,425)
Other	(728)	(867)
Net cash used in financing activities	(256,429)	(234,447)

NET CHANGE IN CASH AND CASH EQUIVALENTS	19,092	(207,668)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	36,482	244,150

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$55,574	$36,482

Reconciliation of GAAP "net income (loss) attributable to ARLP" to non-GAAP "Adjusted net income attributable to ARLP" (in thousands).

Adjusted net income attributable to ARLP is defined as net income (loss) attributable to ARLP modified for certain items that may not reflect the trend of future results, such as asset and goodwill impairments and acquisition gains.

Adjusted net income attributable to ARLP should not be considered as an alternative to net income (loss) attributable to ARLP or any other measure of financial performance presented in accordance with GAAP.  Adjusted net income attributable to ARLP excludes certain items that management believes affect the comparability of our operating results.  This adjusted financial measure is used by our management and external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess:

●	our operational trends and performance relative to other coal and mineral companies;
●	the comparability of our performance to earnings estimates provided by security analysts; and
●	our performance excluding items which are generally nonrecurring in nature or whose timing or amount cannot be reasonably estimated.

We believe Adjusted net income attributable to ARLP is a useful measure for investors because it further demonstrates our financial performance without regard to items that may not reflect the trend of future results.

	Three Months Ended		Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2020	2019	2020	2019	2020

Net income (loss) attributable to ARLP	$35,028	$25,832	$(129,220)	$399,414	$27,199
Asset impairments	—	—	24,977	15,190	—
Goodwill impairment	—	—	132,026	—	—
Acquisition gain	—	—	—	(177,043)	—
Acquisition gain attributable to noncontrolling interest	—	—	—	7,083	—
Adjusted net income attributable to ARLP	$35,028	$25,832	$27,783	$244,644	$27,199

Reconciliation of GAAP "net income (loss) attributable to ARLP" to non-GAAP "EBITDA," "Adjusted EBITDA" and "Distributable Cash Flow" (in thousands).

EBITDA is defined as net income (loss) attributable to ARLP before net interest expense, income taxes and depreciation, depletion and amortization and Adjusted EBITDA is EBITDA modified for certain items that may not reflect the trend of future results, such as asset and goodwill impairments and acquisition gains.  Distributable cash flow ("DCF") is defined as Adjusted EBITDA excluding interest expense (before capitalized interest), interest income, income taxes and estimated maintenance capital expenditures.  Distribution coverage ratio ("DCR") is defined as DCF divided by distributions paid to partners.

Management believes that the presentation of such additional financial measures provides useful information to investors regarding our performance and results of operations because these measures, when used in conjunction with related GAAP financial measures, (i) provide additional information about our core operating performance and ability to generate and distribute cash flow,

(ii) provide investors with the financial analytical framework upon which management bases financial, operational, compensation and planning decisions and (iii) present measurements that investors, rating agencies and debt holders have indicated are useful in assessing us and our results of operations.

EBITDA, Adjusted EBITDA, DCF and DCR should not be considered as alternatives to net income (loss) attributable to ARLP, net income (loss), income (loss) from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP.  EBITDA, Adjusted EBITDA and DCF are not intended to represent cash flow and do not represent the measure of cash available for distribution.  Our method of computing EBITDA, Adjusted EBITDA, DCF and DCR may not be the same method used to compute similar measures reported by other companies, or EBITDA, Adjusted EBITDA, DCF and DCR may be computed differently by us in different contexts (i.e. public reporting versus computation under financing agreements).

	Three Months Ended		Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2020	2019	2020	2019	2020

Net income (loss) attributable to ARLP	$35,028	$25,832	$(129,220)	$399,414	$27,199
Depreciation, depletion and amortization	75,725	88,675	313,387	309,075	80,182
Interest expense, net	10,739	12,407	46,803	46,707	11,355
Capitalized interest	(60)	(421)	(1,325)	(1,211)	(199)
Income tax expense (benefit)	(76)	(341)	35	(211)	293
EBITDA	121,356	126,152	229,680	753,774	118,830
Asset impairments	—	—	24,977	15,190	—
Goodwill impairment	—	—	132,026	—	—
Acquisition gain	—	—	—	(177,043)	—
Acquisition gain attributable to noncontrolling interest	—	—	—	7,083	—
Adjusted EBITDA	121,356	126,152	386,683	599,004	118,830
Interest expense, net	(10,739)	(12,407)	(46,803)	(46,707)	(11,355)
Income tax (expense) benefit	76	341	(35)	211	(293)
Estimated maintenance capital expenditures (1)	(36,177)	(47,629)	(131,171)	(222,694)	(35,002)
Distributable Cash Flow	$74,516	$66,457	$208,674	$329,814	$72,180
Distributions paid to partners	$—	$69,772	$51,753	$278,425	$—
Distribution Coverage Ratio	—	0.95	4.03	1.18	—

Maintenance capital expenditures are those capital expenditures required to maintain, over the long-term, the existing infrastructure of our coal assets.  We estimate maintenance capital expenditures on an annual basis based upon a five-year planning horizon.  For 2020, maintenance capital expenditures were estimated to be $4.86 per ton produced. Our actual maintenance capital expenditures fluctuate depending on various factors, including maintenance schedules and timing of capital projects, among others.  We annually disclose actual maintenance capital expenditures in our Form 10-K filed with the SEC.

Reconciliation of GAAP "Cash flows from operating activities" to non-GAAP "Free cash flow" (in thousands).

Free cash flow is defined as cash flows from operating activities less capital expenditures.  Free cash flow should not be considered as an alternative to cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP.  Our method of computing free cash flow may not be the same method used by other companies.  Free cash flow is a supplemental liquidity measure used by our management to assess our ability to generate excess cash flow from our operations.

	Three Months Ended		Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2020	2019	2020	2019	2020

Cash flows from operating activities	$108,857	$106,477	$400,645	$514,895	$121,620
Capital expenditures	(18,281)	(64,716)	(121,101)	(305,858)	(18,575)
Free cash flow	$90,576	$41,761	$279,544	$209,037	$103,045

Reconciliation of GAAP "Operating Expenses" to non-GAAP "Segment Adjusted EBITDA Expense" and Reconciliation of non-GAAP "Adjusted EBITDA" to "Segment Adjusted EBITDA" (in thousands).

Segment Adjusted EBITDA Expense includes operating expenses, coal purchases and other expense.  Segment Adjusted EBITDA Expense – Coal excludes expenses of our Minerals segment.  Transportation expenses are excluded as these expenses are passed through to our customers and, consequently, we do not realize any margin on transportation revenues.  Segment Adjusted EBITDA Expense is used as a supplemental financial measure by our management to assess the operating performance of our segments.  Segment Adjusted EBITDA Expense is a key component of EBITDA and Adjusted EBITDA in addition to coal sales, royalty revenues and other revenues.  The exclusion of corporate general and administrative expenses from Segment Adjusted EBITDA Expense allows management to focus solely on the evaluation of segment operating performance as it primarily relates to our operating expenses.

	Three Months Ended		Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2020	2019	2020	2019	2020

Operating expense	$222,123	$286,845	$859,656	$1,182,100	$216,027
Outside coal purchases	—	7,447	—	23,357	—
Other expense (income)	137	(931)	1,593	(561)	723
Segment Adjusted EBITDA Expense	222,260	293,361	861,249	1,204,896	216,750
Minerals expenses	(1,255)	(1,702)	(4,106)	(7,811)	(849)
Segment Adjusted EBITDA Expense - Coal	$221,005	$291,659	$857,143	$1,197,085	$215,901
Divided by tons sold	8,073	9,432	28,212	39,289	7,702
Segment Adjusted EBITDA Expense per ton	$27.38	$30.92	$30.38	$30.47	$28.03

Segment Adjusted EBITDA is defined as net income (loss) attributable to ARLP before net interest expense, income taxes, depreciation, depletion and amortization, general and administrative expenses, asset and goodwill impairments and acquisition gain.  Segment Adjusted EBITDA – Coal excludes the contribution of our Minerals segment and equity securities income to allow management to focus solely on the operating performance of our coal segments.

	Three Months Ended		Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2020	2019	2020	2019	2020

Adjusted EBITDA (See reconciliation to GAAP above)	$121,356	$126,152	$386,683	$599,004	$118,830
General and administrative	18,675	17,779	59,806	72,997	13,871
Segment Adjusted EBITDA	140,031	143,931	446,489	672,001	132,701
Minerals segment	(10,239)	(14,565)	(39,773)	(46,997)	(8,898)
Equity securities income	—	—	—	(12,906)	—
Segment Adjusted EBITDA – Coal	$129,792	$129,366	$406,716	$612,098	$123,803
Divided by tons sold	8,073	9,432	28,212	39,289	7,702
Segment Adjusted EBITDA per ton	$16.08	$13.72	$14.42	$15.58	$16.07